Exhibit 10.1

DOMINARI HOLDINGS INC.

August 11, 2026

Holder of Common Stock Purchase Warrants

Re:	Inducement Offer to Exercise and/or Exchange Series A Common Stock Purchase Warrants

Dear Holder:

Dominari Holdings Inc. (the “Company”) is pleased to offer to you (“Holder”, “you” or similar terminology) the opportunities set forth below with respect to outstanding Series A Common Stock Purchase Warrants issued to the Holder by the Company on February 14, 2025 (the “Series A Warrants” or the “Warrants” and the shares underlying the Series A Warrants, the “Series A Warrant Shares” or the “Warrant Shares”). Capitalized terms used and not otherwise defined herein that are defined in the Warrants.

(A)

In consideration for the cash exercise of all (but not less than all) Series A Warrants on or before 4 p.m. ET on September 11, 2026 (such date and time, the “Exercise Time”)), the Exercise Price of such Warrants shall be reduced to $2.20. Your election to exercise the rights under this Clause A may be facilitated by the execution of this Agreement prior to such date (and acknowledgement of exercise thereon) or the delivery of a duly executed Notice of Exercise prior to the Exercise Time. In the event that the Holder elects this clause (A) and does not deliver a Notice of Exercise prior to the Exercise Time, the Warrant shall be deemed surrendered to the Company, null and void and no longer of any force or effect.

(B)

The Holder shall have the right to exchange all (but not less than all) of such unexercised Series A Warrants for shares of Common Stock for no additional consideration. The exchange ratio shall be 5:1 such that for each five (5) Warrant Shares being exchanged, the Company shall issue one (1) shares of Common Stock (“Exchange Shares”). The Exchange Shares shall be issued hereunder in accordance with Section 3(a)(9) of the Securities Act and as such the holding period of the Exchange Shares may be tacked on to the holding period of the Series A Warrants and be freely tradeable pursuant to Rule 144.

The Holder must accept clause (A) or clause (B) on or before Thursday, August 13, 2026 offer by signing this letter agreement below, with such acceptance constituting Holder’s irrevocable election on or before 4:00 p.m., Eastern Time, on September 11, 2026 (the “Election Time”). If no election is made or before the Election Time, no adjustments shall be made and the Holder’s Warrant shall continue without reduction of Exercise Price, modification or adjustment.

Following the Election Time the Company shall issue a press release disclosing the material terms of the transactions contemplated hereby and/or shall file a Current Report on Form 8-K with the Commission disclosing all material terms of the transactions contemplated hereunder.

This letter agreement shall be construed and enforced in accordance with the laws of the State of New York, without regards to conflicts of laws principles. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby.

Sincerely yours,

DOMINARI HOLDING INC.

By:
Name:
Title:

Accepted and Agreed to:

Name of Holder: ________________________________________________________

Signature of Authorized Signatory of Holder: _________________________________

Name of Authorized Signatory: _______________________________________________

Title of Authorized Signatory: ________________________________________________

Number of Series A Warrants: _________________

Option A Elected: ___________________

Warrant Shares Exercised: ______________________

Option B Elected: ____________________

DTC Instructions:

[Holder signature page to DOMH Inducement Offer]